Brian S. North 215 665 3828 northbs@bipc.com

Exhibits 5.1 and 23.3

April 7, 2006

Maverick Oil and Gas, Inc.

888 East Las Olas Boulevard, Suite 400

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1, as amended (Registration No. 333-131913) (the "Registration Statement"), filed by Maverick Oil and Gas, Inc., a Nevada corporation (the "Company"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale by the selling shareholders identified therein (the "Selling Shareholders") of up to 77,847,023 shares of the Company's Common Stock, $.001 par value, of which (a) 2,200,000 shares have been issued by the Company and are held by certain of the Selling Shareholders (the "Issued Shares"), (b) 44,128,838 shares may be issued by the Company upon the exercise of certain warrants (the "Warrants") held by certain of the Selling Shareholders (the "Warrant Shares"), and (c) 31,518,185 shares may be issued by the Company upon the conversion or redemption of, or the payment of interest on, or the principal of, certain convertible debentures (the "Convertible Debentures") held by certain of the Selling Shareholders (the "Conversion Shares" and collectively with the Issued Shares and the Warrant Shares, the "Shares"), we, as special counsel for the Company, have examined such documents, records, certificates of public officials, statutes and decisions documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

We are members of the bar of the Commonwealth of Pennsylvania. The opinions expressed herein are based, in large part, upon the laws of the State of Nevada and as to all matters of Nevada law applicable to the opinions expressed herein, we have relied solely upon the opinion of Woodburn and Wedge filed as Exhibit 5.2 to the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.	The Issued Shares have been duly authorized and validly issued and are fully paid

April 7, 2006

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and non-assessable;

2.         The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and

3.         The Conversion Shares have been duly authorized and, when issued in accordance with the terms of the Convertible Debentures, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion letter has been prepared for your use in connection with the offer and sale of the Shares and speaks as of the date the Registration Statement is declared effective by the Securities and Exchange Commission. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

BUCHANAN INGERSOLL PC

By:_/s/ Brian S. North________

A Shareholder